UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2017
MVP REIT II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-205893	47-3945882
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8880 W. SUNSET ROAD SUITE 340, LAS VEGAS, NV	89148
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On November 21, 2017, MVP REIT II, Inc. (the "Company"), through MVP Raider Park Garage, LLC, an entity wholly owned by the Company (the "Property"), completed a purchase from Raiderpark, LP. (the "Seller").  The Property is a multi-level parking garage consisting of approximately 1,500 parking spaces and approximately 20,500 square feet of retail space located in Lubbock, Texas, for a purchase price of $11.0 million, plus acquisition and financing-related transaction costs.  The purchase price was funded from the Company's Unsecured Credit Facility Line of Credit from KeyBank in the amount of $5.7 million with an interest rate per annum of 30 Day LIBOR + 2.5%. The remaining $5.3 million was funded from the Company's available cash.  The parking garage will be operated by Isom Maintenance Company, LLC, a related party to the Seller, under long-term lease agreement.

On November 21,2017 J&N Investment Co.,Ltd., a related party to the Seller, purchased 4,000 shares of MVP REIT II Series 1 preferred stock for $4.0 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT II, INC. (Registrant)

Date: November 28, 2017	By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer